[Letterhead of Chapman and Cutler LLP]
EXHIBIT 5.1

June 11, 2012

Fixed Income Client Solutions LLC
214 N. Tryon Street
Suite 2636
Charlotte, North Carolina  28202

Re:	Fixed Income Trust for Prudential
Financial, Inc. Notes, Series 2012-1

Ladies and Gentlemen:

   We have acted as special counsel for Fixed Income Client Solutions LLC (the “Depositor”) and are rendering this letter in connection with the offer and sale by the Depositor to U.S. Bancorp Investments, Inc. (the “Underwriter”) pursuant to the Underwriting Agreement, dated as of May 22, 2012, among the Underwriter and the Depositor, of $1,615,000 aggregate face amount of Class A-2013 Zero Coupon Certificates, Series 2012-1 (the “Class A-2013 Certificates”), $1,661,000 aggregate face amount of Class A-2014 Zero Coupon Certificates, Series 2012-1 (the “Class A-2014 Certificates”), $1,661,000 aggregate face amount of Class A-2015 Zero Coupon Certificates, Series 2012-1 (the “Class A-2015 Certificates”), $1,661,000 aggregate face amount of Class A-2016 Zero Coupon Certificates, Series 2012-1 (the “Class A-2016 Certificates”), $1,661,000 aggregate face amount of Class A-2017 Zero Coupon Certificates, Series 2012-1 (the “Class A-2017 Certificates”) and $25,250,000 aggregate face amount of Class A-2037 Callable Step Up Certificates, Series 2012-1 (the “Class A-2037 Certificates” and, together with the Class A-2013 Certificates, the Class A-2014 Certificates, the Class A-2015 Certificates, the Class A-2016 Certificates and the Class A-2017 Certificates, the “Certificates”), issued by Fixed Income Trust for Prudential Financial, Inc. Notes, Series 2012-1 (the “Trust”) pursuant to the Trust Agreement Supplement, Series 2012-1, dated as of June 11, 2012 (the “Series Supplement”), to the Base Trust Agreement, dated as of June 11, 2012 (the “Agreement,” and together with the Series Supplement, the “Trust Agreement”), each between the Depositor and The Bank of New York Mellon (the “Trustee”).  The Trust is also issuing call warrants relating to $25,250,000 principal amount of Underlying Securities (the “Call Warrants”).  On the Closing Date, the Depositor and The Bank of New York Mellon entered into a Warrant Agent Agreement, dated as of June 11, 2012 (the “Warrant Agent Agreement”).  Capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to such terms in the Trust Agreement

   The Certificates will evidence a proportionate undivided beneficial ownership interest in certain distributions of the Trust, the property of which will consist of (i) $25,250,000 6.625% Medium-Term Notes, Series D due December 1, 2037 (the “Underlying Securities”) issued by Prudential Financial, Inc. (the “Underlying Issuer”), having the characteristics described in a

Fixed Income Client Solutions LLC
June 11, 2012

prospectus dated March 16, 2006, as amended, and as supplemented by a prospectus supplement dated March 16, 2006 (collectively, the “Underlying Securities Prospectus”) and (ii) all payments on, or collections in respect of, the Underlying Securities received after June 11, 2012, together with any and all income, proceeds and payments with respect thereto.  The Certificates are included in the Registration Statement, as amended, on Form S-3 (No. 333-171670) filed by the Depositor with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on March 18, 2011 (the “Registration Statement”), and were offered by the base prospectus relating to the Trust, dated April 23, 2012 and filed with the Commission on April 24, 2012 pursuant to Rule 424(b) promulgated under the Securities Act, and the prospectus supplement relating to the Certificates, dated June 7, 2012 (together with the base prospectus, the “Prospectus”) and filed with the Commission on June 7, 2012 pursuant to Rule 424(b) promulgated under the Securities Act.

   In rendering the opinions expressed below, we have examined: (i) the Trust Agreement; (ii) the Registration Statement; (iii) the Prospectus; (iv) the certificate of formation and the limited liability company agreement of the Depositor; (v) a good standing certificate issued by the State of Delaware with respect to the Depositor; (vi) certain resolutions adopted by the Board of Directors of the Depositor; (vii) the Certificates; (viii) the Call Warrants; (ix) the Warrant Agent Agreement; and (x) the Underwriting Agreement.  We have also examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed.  In such examination we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the Trustee has complied with all material provisions of the Trust Agreement; and (e) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.

   Based on such examination and the assumptions set forth herein, we are of the opinion that the Trust Agreement creates a valid trust under the laws of the State of New York.  Assuming that the Certificates and the Call Warrants have been duly executed, authenticated and delivered in accordance with the Trust Agreement, when such Certificates and Call Warrants are paid for as contemplated by the Prospectus and the Trust Agreement, as applicable, the Certificates and the Call Warrants will be legally issued, fully paid, non-assessable and binding obligations of the Trust, and the holders of the Certificates will be entitled to the benefits of the Trust Agreement, except as enforcement thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights and remedies of creditors generally; (ii) general principles of equity including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, receivership or injunctive relief, some or all of which may be applied or not applied in the discretion of the courts, regardless of

Fixed Income Client Solutions LLC
June 11, 2012

whether such enforceability is considered in a proceeding in equity or at law; (iii) the unenforceability under certain circumstances of provisions imposing penalties, forfeiture, late payment charges, or an increase in interest rate upon delinquency in payment or the occurrence of any event of default; and (iv) rights to indemnification or contribution which may be limited by applicable law and equitable principles or otherwise unenforceable as against public policy.

   We express no opinions as to matters of law other than the law of the State of New York and the federal law of the United States of America.

   In addition, we express no opinion as to whether a federal court of the United States of America or a state court outside the State of New York would give effect to the choice of New York law provided for in the Trust Agreement, the Certificates and the Call Warrants.

   We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K for incorporation into the Registration Statement and to the use of our name wherever appearing in the Prospectus and the Prospectus Supplement contained therein.  In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ Chapman and Cutler LLP

CHAPMAN AND CUTLER LLP